Exhibit 10.9
USED BEECHCRAFT 1900D AIRLINER OPERATING LEASE AGREEMENT
between
RAYTHEON AIRCRAFT CREDIT CORPORATION
and
GULFSTREAM INTERNATIONAL AIRLINES, INC.
LEASE AGREEMENT NO. ___
AIRCRAFT SERIAL NO. UE-137
DATE: AUGUST 7, 2003

USED BEECHCRAFT 1900D AIRLINER LEASE AGREEMENT
between
RAYTHEON AIRCRAFT CREDIT CORPORATION
and
GULFSTREAM INTERNATIONAL AIRLINES, INC.

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Page
ARTICLE 21: OPTION TO PURCHASE	24

ARTICLE 22: GROUNDING OF AIRCRAFT	25

Exhibit A	Schedule of Rental Payments

Exhibit B	Stipulated Aircraft Value

Exhibit C	Certificate of Final Acceptance
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OPERATING LEASE AGREEMENT
     This Operating Lease Agreement (“Agreement”) is made and entered into at Wichita, Kansas, as of the date of its execution by the last of the parties hereto to execute the same, by and between RAYTHEON AIRCRAFT CREDIT CORPORATION, a Kansas corporation, with its principal place of business at 101 South Webb Road, Suite 300, Wichita, Kansas 67207 (hereafter “Lessor”), and GULFSTREAM INTERNATIONAL AIRLINES, INC., a Florida corporation, with its principal place of business at 1815 Griffin Road, Suite 400, Dania, Florida 33004 (“Lessee”). This Lease Agreement shall hereinafter be occasionally referred to as the “Lease”.
     This Agreement is entered into pursuant to the terms and conditions of the certain Third Restructuring Agreement between the parties, dated August 5, 2003 (“Third Restructuring Agreement”).
     In consideration of the mutual promises, covenants and agreements set forth herein, Lessor and Lessee agree as follows:
ARTICLE 1: LEASE OF AIRCRAFT
1.1	Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, one (1) used Beechcraft Model 1900D Airliner aircraft manufactured by Raytheon Aircraft Company (hereafter “Manufacturer”), Manufacturer’s Serial No UE-137, FAA. Registration No: N81533, together with the engines and propellers set forth on Exhibit “C” (hereinafter collectively referred to as the “Aircraft”).

1.2	All Exhibits referred to herein and attached hereto are by this reference incorporated as an integral part of this Lease, subject to the terms and conditions set forth herein.

1.3	Lessee is the holder of U.S. Federal Aviation Administration (“FAA”) Air Carrier Certificate No. GUUA428B issued pursuant to 14 CFR § 121/135, and intends to operate the Aircraft to be furnished to it hereunder pursuant to said Certificate.

1.4	This Lease is entered into in accordance with the terms and conditions of the certain Third Restructuring Agreement.

ARTICLE 2: TERM OF LEASE AND RENTAL PAYMENTS

2.1	Subject to the Early Termination Option and the Option to Purchase set forth in the Third Restructuring Agreement, this Lease shall be for a term of Eighty-Four (84) months (hereafter “Lease Term”) The Lease Term will commence on August 7, 2003 (“Lease Commencement Date”). Upon expiration or termination of this Lease as provided herein, Lessee will return the Aircraft to Lessor in accordance with the provisions set forth below in Article 14.

2.2	Lessee shall pay to Lessor each of the monthly rental payments specified in the Schedule of Rental Payments attached hereto as Exhibit “A”. Lessee shall make all rental and other payments to Lessor required under this Lease, in funds subject to immediate withdrawal, to such bank account as Lessor may from time to time specify. Lessee’s obligations to pay all rent and other sums payable hereunder are absolute and unconditional, and without regard to: (A) any write-up, set-off, counterclaim or any other right which Lessee may have against Lessor, the Manufacturer, the manufacturers of any other part of the Aircraft, or any other person for any reason whatsoever; (B) unavailability or interruption in use of the Aircraft, including governmental requisition thereof, or limitations or restrictions in use of the Aircraft due to governmental action; (C) bankruptcy, reorganization or similar legal status on the part of Lessor, Lessee, any of the aforesaid manufacturers or any other person; (D) Total Loss of the Aircraft until this Lease is terminated upon receipt by Lessor of the Stipulated Value in accordance with Article 10.2; and (E) any default of Lessee under this Lease, including, but not limited to, any failure of Lessee to redeliver the Aircraft at the end of the Lease Term.

2.3	If any payment due hereunder to Lessor by Lessee is delayed, directly or indirectly, by Lessee’s action or inaction, then such delayed payment shall be subject to interest at 1.25 times the prime interest rate charged by Bank of America (New York, N.Y.) during the period of such nonpayment.
ARTICLE 3: AIRCRAFT SELECTION
3.1	Lessee acknowledges and agrees that (i) Lessee previously operated the Aircraft in commuter airline services; (ii) the Aircraft selected to be leased hereunder is of the quality, size, design, capacity and manufacture selected by Lessee in its sole discretion; and (iii) Lessee is satisfied that the Aircraft selected is suitable for Lessee’s purposes.
ARTICLE 4: LESSEE’S FINAL ACCEPTANCE OF AIRCRAFT
4.1	Delivery of Aircraft. The Aircraft shall be offered for acceptance and delivery in accordance with the following procedure:
(A)	The parties acknowledge that Lessee is currently in possession of the Aircraft and the Aircraft shall remain in the possession of Lessee through the delivery and acceptance of the Aircraft under this Lease.

(B)	The Aircraft shall be deemed to have been delivered to Lessee upon execution and delivery by Lessee of the Certificate of Acceptance and Delivery in the form attached hereto as Exhibit “C”.

(C)	The Aircraft shall be deemed to have been delivered at the geographical point where the Aircraft was located at the time of the execution of the Certificate of Acceptance and Delivery.
ARTICLE 5: WARRANTIES AND LESSOR’S DISCLAIMER
5.1	Lessor warrants that Lessee shall have the right to possession and quiet enjoyment of the Aircraft during the Lease Term so long as Lessee is not in default.

5.2	LESSEE ACKNOWLEDGES AND UNDERSTANDS THAT ANY MANUFACTURER’S WARRANTY COVERAGE OFFERED OR AVAILABLE ON THE AIRCRAFT SHALL BE THE SUBJECT OF A SEPARATE CONTRACTUAL AGREEMENT BETWEEN LESSEE AND THE AIRCRAFT MANUFACTURER, AS AMENDED BY THE THIRD RESTRUCTURING AGREEMENT.

5.3	THE PARTIES ACKNOWLEDGE THAT (i) THE AIRCRAFT HAS BEEN IN THE POSSESSION OF AND IS BEING OPERATED BY LESSEE FOR THE PAST ___YEARS, (ii) THE AIRCRAFT HAS BEEN OUTSIDE OF THE CARE, CUSTODY AND CONTROL OF LESSOR DURING THIS TIME PERIOD, AND (iii) THAT SELLER HAS NOT INSPECTED OR REVIEWED THE CONDITION OF THE AIRCRAFT PRIOR TO ENTERING INTO THIS LEASE. THEREFORE, LESSOR LEASES THE AIRCRAFT TO LESSEE IN AN “AS IS” AND “WITH ALL FAULTS” CONDITION. LESSOR MAKES NO WARRANTIES OR REPRESENTATIONS TO LESSEE, EITHER EXPRESS OR IMPLIED, AS TO:
(A)	THE CONDITION, DESIGN, OPERATION, FITNESS FOR USE OR MERCHANTABILITY OF THE AIRCRAFT;

(B)	THE FITNESS OF THE AIRCRAFT FOR ANY PARTICULAR PURPOSE OF LESSEE;

(C)	THE AIRWORTHINESS OF THE AIRCRAFT; OR

(D)	ANY OTHER MATTER WHATSOEVER, IT BEING EXPRESSLY AGREED BY THE PARTIES THAT ALL RISKS RELATING TO OR ARISING FROM LESSEE’S USE AND OPERATION OF THE AIRCRAFT SHALL BE BORNE AND ASSUMED SOLELY BY LESSEE.
5.4	WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LESSOR SHALL NOT BE LIABLE FOR ANY DEFECTS, EITHER LATENT OR PATENT, IN THE AIRCRAFT NOR FOR ANY GENERAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES FOR DIMINUTION OF MARKET VALUE, LOSS OF USE OF THE AIRCRAFT, LOSS OF PROFITS OR FOR ANY INTERRUPTION IN LESSEE’S BUSINESS OCCASIONED BY ITS INABILITY TO USE THE AIRCRAFT FOR ANY REASON WHATSOEVER. LESSOR SHALL NOT BE LIABLE FOR ANY DAMAGES CLAIMED BY LESSEE OR ANY OTHER PERSON OR ENTITY UPON THE THEORIES OF NEGLIGENCE OR STRICT LIABILITY IN TORT.

5.5	In no event shall any defect in, or unfitness of, the Aircraft relieve Lessee of its obligation to pay rent or make any other payments required under this Lease, nor relieve Lessee of any other obligation hereunder.
ARTICLE 6: OWNERSHIP AND INSPECTION OF AIRCRAFT
6.1	Lessee acknowledges and agrees to each of the following:

(A)	Ownership of and title to the Aircraft and all equipment installed therein and accessions thereto shall vest in and remain with Lessor.

(B)	Lessee will make no claim nor assert any right to the Aircraft inconsistent with Lessor’s ownership and title thereto.

(C)	If required by the FAA or if requested by Lessor, Lessee will cause the Aircraft to have plainly, distinctly and permanently affixed to it at all times during the Lease Term a statement (in size, form and location reasonably satisfactory to Lessor) indicating that the Aircraft is owned by Lessor and, if applicable, financed by a specifically-named third party.

(D)	Lessee will at all times keep the Aircraft free and clear from any and all liens, claims, charges, encumbrances and legal processes and, at Lessee’s expense, will protect and defend Lessor’s title to the Aircraft from and against all liens, claims, charges, encumbrances and legal processes which may arise during the Lease Term, except for liens, claims, charges, encumbrances and legal processes arising through Lessor.

(E)	Lessee will, whenever requested by Lessor during the Lease Term, execute and deliver to Lessor any agreements, instruments and documents, in a form satisfactory to Lessor, which may be necessary to fully consummate the various undertakings contemplated herein and necessary for the protection of Lessor’s title to the Aircraft.

(F)	Lessee will allow Lessor to make reasonable periodic inspections of the Aircraft.

(G)	Lessee will make reports in such form (consistent with standard industry practice) and at such times as Lessor may reasonably require with regard to the Aircraft, including, but not limited to, the use, operation, location and condition of the Aircraft.
6.2	Lessee understands and agrees that it will not acquire any right of beneficial ownership or equity in the Aircraft by reason of the payment of any rentals hereunder or by virtue of any other reason or legal theory. Lessee shall not have the right to register the Aircraft in Lessee’s name with the FAA or any other governing authority, unless Lessor specifically agrees in writing.

6.3	Lessee acknowledges that Lessor is the owner of the Aircraft and that Lessee holds the Aircraft under lease from Lessor. Lessee covenants that it will, for income tax purposes, treat the transactions contemplated hereby as a true lease and will not take any position on its tax returns or in any other document or instrument relating thereto that is inconsistent therewith other than, if required by generally accepted accounting principles, its financial statements.

ARTICLE 7: MAINTENANCE AND RECORDS
7.1	Lessee shall, at its own expense and at all times during the Lease Term, maintain the Aircraft and cause the Aircraft to remain currently certified and completely airworthy and in good and safe operating order, repair and condition in accordance with the requirements of the FAA and any other governmental authorities having jurisdiction therefor. Lessee, at its own expense, shall also pay for all fuel, service, inspections, overhauls, replacements, substitutions, improvements, storing, hangaring, maintenance and Airworthiness Directives respecting the Aircraft and will permit all such required inspections, replacements, substitutions, maintenance and repair work to be performed only at service facilities duly licensed by the FAA, approved by the Manufacturer and acceptable to Lessor, and only by appropriately licensed and currently certificated persons duly qualified to perform such work as and when required thereby.

7.2	Lessee will operate the Aircraft in compliance with all FAR requirements set forth under Title 14 of the Code of Federal Regulations, as well as any other applicable laws or regulations.

7.3	Lessee will maintain the Aircraft in accordance with the Manufacturer’s operating, inspection and maintenance manuals or Lessee’s FAA-approved maintenance and inspection program, and in compliance with all applicable FAR requirements set forth under Title 14 of the Code of Federal Regulations (hereinafter sometimes referred to as “Maintenance Program”).

7.4	Lessee shall prepare and maintain all records pertaining to the Aircraft during the Lease Term in accordance with all applicable rules and regulations of the FAA and any other governmental authorities. Such records shall be prepared and maintained in a commercially prudent manner and shall provide a complete historical record of the Aircraft, including, but not limited to, the use, operation, servicing and maintenance of the Aircraft, and all Airworthiness Directives and Mandatory Service Bulletins that may be issued relative to the Aircraft. A complete record of the number of Manufacturer’s defined and specified cycles completed by the Aircraft shall also be maintained in appropriate Log Books or other permanent records for the Aircraft.

7.5	All records which Lessee is required to prepare, maintain and retain under this Article shall be available for examination and copying by Lessor at all reasonable times. Lessee agrees to furnish any information in respect to the location and use of the Aircraft that Lessor may reasonably request. Lessee shall deliver, free of charge, all such records in complete and current form to Lessor upon return of the Aircraft to Lessor.

7.6	Lessee, at its sole expense, may make alterations, modifications, additions or improvements to the Aircraft, provided that:
(A)	any such alteration, modification, addition or improvement has been approved by the Manufacturer of the Aircraft and/or required by the FAA;

(B)	any such alteration, modification, addition or improvement does not eliminate any of the Aircraft’s capabilities, nor reduce its value or utility, nor impair its warranty, airworthiness, certifications, safety or performance; and

(C)	Lessee receives Lessor’s prior written approval.
Unless otherwise agreed in writing, all such alterations, modifications, additions and improvements to the Aircraft shall become a part of the Aircraft leased hereunder. Lessee shall promptly notify Lessor in writing of the nature of any contemplated alteration, modification, addition or improvement, and if Lessor’s written approval is given, Lessee shall subsequently notify Lessor upon the completion of the alteration, modification, addition or improvement that such work has been accomplished and all required entries in the Log Books or other permanent records of the Aircraft have been made and certified by FAA-authorized Inspectors.

7.7	Lessee acknowledges that it is a party to that certain Standard Aero Engine Pooling and Services Agreement between Lessee, Lessor, and Standard Aero Limited, dated June 10, 2003, but effective as of February 1, 2003 (“Standard Aero Agreement”). Lessee shall keep the Standard Aero Agreement in full force and effect at all times during the Lease Term.
ARTICLE 8: USE AND OPERATION OF AIRCRAFT
8.1	Lessee warrants that the Aircraft will be used only for lawful purposes in the normal course of Lessee’s business. Lessee’s use and operation of the Aircraft is restricted to the areas of operation authorized in Lessee’s FAA-approved operations specifications. Lessee will not use or operate the Aircraft in any geographic area for which Lessee has not obtained and is maintaining, in full force and effect, the insurance coverage required under this Lease. Additionally, Lessee must obtain and carry adequate insurance coverage protecting the Aircraft against confiscation, war risks and allied perils for any operations outside of the United States of America and/or Canada.

8.2	During the Lease Term, Lessee shall hold and maintain in good standing a current and valid operating certificate in conformity with FAR Parts 121, and/or 135, as such FARs may be applicable to Lessee’s usage and operation of the Aircraft. Lessee agrees to use and operate the Aircraft only in full compliance with all applicable FAR requirements and in accordance with the terms, conditions and provisions of all insurance policies required under this Lease.

8.3	During the Lease Term, Lessee will abide by and conform to all applicable laws, ordinances, orders, rules and regulations, whether federal, state, municipal, foreign or otherwise, now existing or hereafter enacted (including, without limitation, those now or hereafter promulgated by the FAA and any other governmental agency having jurisdiction over the Aircraft), which control or in any way affect the possession, maintenance, condition, operations, use or airworthiness of the Aircraft, or the use of any premises or facilities occupied by the Aircraft.

8.4	Lessee will not load, use, operate, maintain, service, repair, hangar or store the Aircraft negligently, abusively, improperly or in violation of this Lease or so as to void or adversely affect any insurance covering the Aircraft. Lessee will keep the Aircraft adequately protected at all times when not in use.
ARTICLE 9: INSURANCE
9.1	Lessee will, at all times and at its sole expense, obtain and carry the types and amounts of insurance coverage specified below (to the extent the same are commercially available to airline operators):
(A)	“All Risk” type hull insurance on the Aircraft, subject to the physical damage deductible both In—Flight and Not In—Flight, including ingestion and foreign object damage, and in amounts not less than the value stated in Exhibit “B” (“Stipulated Value”) attached hereto. All policies of insurance carried in accordance with this subsection (A) will provide that the insurance proceeds from any loss involving the Aircraft will be jointly payable to Lessor and Lessee. The terms and conditions of such hull all risks insurance shall not provide for any payment by Lessee in the form of a deductible in an amount greater than U.S. $25,000.00.

(B)	Aviation Liability insurance including but not limited to Aircraft Liability, passenger liability, bodily injury liability and property damage liability insurance, products/completed operations liability, personal injury liability, premises liability, passenger baggage liability, including such additional liability insurance as is necessary to cover Lessee’s incidental use and operation of the Aircraft, with limits no less than U.S. $50,000,000.00 combined single limit per occurrence. Such insurance will not favor Lessee or any other insured as against Lessor, its officers, agents, servants, employees, successors or assigns as to priority of application of insurance proceeds in satisfaction of claims against more than one insured.

(C)	Hull War and Allied Perils coverage for the amount of the Stipulated Value (including coverage for confiscation by any government, including the government of registration) of the Aircraft and spare engines or parts whilst detached and replaced or attached to another aircraft, and Liability War and Allied Perils coverage (form AVN 52E) in the amount of U.S. $50,000.000.00, or if the FAA offers such War and Allied Perils insurance coverage which affords to Lessor equal to or better coverage and amounts as required by form AVN52E, Lessee may carry such War and Allied Perils coverage under an FAA insurance policy.

(D)	Insurance on the Aircraft’s engines and parts, which covers said engines or parts when they are not installed on the Aircraft or another aircraft, under a contract of all risks property insurance for an amount which will at no time shall be less than the replacement cost of said engines or parts, the terms and conditions of which do not provide for any payment by Lessee in the form of a deductible in an amount greater than U.S. $25,000.00.
All insurance policies maintained by Lessee in accordance with subsections (A) through (D) above will also comply with each of the following requirements:
(1)	name Lessor and Lessee as loss payee with respect to the insurance maintained in accordance with the provisions of subsections (A), (C) and (D) and as additional insured as respects operations of the named insured and as their interest may appear, with respect to the insurance maintained in accordance with the provisions of subsections (B) and (D);

(2)	be in the kind and form satisfactory to Lessor and issued by insurers of recognized responsibility which are satisfactory to Lessor;

(3)	with regard to the insurance coverage required, be primary without right of contribution from any other insurance which is carried by Lessor with respect to its interest in the Aircraft;

(4)	waive any right of subrogation of Lessee and its insurers against Lessor to the same extent the Lessee has waived its rights of recovery under the terms of this agreement;

(5)	provide that Lessor shall have no obligation or liability for premiums, commissions, assessments or calls in connection with such insurance policies;

(6)	provide that if such insurance is canceled by insurers or Lessee for any reason whatsoever, or any substantial change is made in policy terms, conditions or coverage adverse to the interests of Lessor, or the policy is allowed to lapse for nonpayment of premium, such cancellation, change or lapse will not be effective as to Lessor until thirty (30) days (seven [7] days or such shorter period as is customary with respect to War Risks coverages / ten [10] days in the event of cancellation due to nonpayment of premium) after Lessee’s insurers send written notice of the cancellation, change or lapse in policy terms, conditions or coverage to Lessor via certified mail or facsimile transmission;

(7)	provide that in respect of the interest of Lessor in such policies, the insurance will not be invalidated by any action or inaction of Lessee and will insure Lessor regardless of any breach or violation by Lessee of any warranty, declaration or condition contained in such policies; and

(8)	provide that the geographic limits, if any, contained in such policy will include at a minimum all territories over which Lessee will operate the Aircraft.

(9)	Lessee will furnish to Lessor evidence of the aforesaid insurance coverage in certificate form. Evidence of renewal of each policy will thereafter be furnished to Lessor in certificate form. Lessee covenants that it will not do any act or voluntarily suffer or permit any act to be done whereby any insurance required hereunder will or may be suspended, impaired or defeated.

(10)	Coverage is not provided for the Additional Insured with respect to claims arising out of their legal liability as manufacturer, repairer, supplier or servicing agent and shall not operate to prejudice Underwriter’s rights of recourse against the Additional Insured as manufacturer, repairer, supplier or servicing agent where such rights of recourse would have existed had this not been affected under this (Lessee’s) policy.
9.2	Lessee’s use of the Aircraft may be terminated by Lessor, at any time and without notice, in the event Lessee fails to maintain in force any of the insurance coverage required under this Article.

9.3	Lessee warrants that the Aircraft shall be operated:
(A)	only by duly licensed pilot operators currently certificated as qualified to operate the Aircraft in compliance with the laws of the United States or any other state or local governmental authorities having jurisdiction therefor; and

(B)	in accordance with the provisions of the insurance policy or policies issued in connection therewith.
ARTICLE 10: LOSS OR DAMAGE
10.1	Lessee assumes and shall bear the entire risk of loss, destruction, theft, taking of or damage to the Aircraft from any cause whatsoever. Lessee shall promptly report to Lessor in writing any loss, destruction, theft, taking of or damage to the Aircraft, and shall promptly provide to Lessor copies of all reports or documents made or given by Lessee relating thereto.

10.2	In the event the Aircraft shall have been lost, destroyed, stolen or damaged to such an extent that the Manufacturer determines that repair thereof is impractical, or in the event of a total taking of the Aircraft (which term includes, without limitation, seizure, hijacking, condemnation, requisition or taking of possession of the Aircraft by any governmental authority, domestic or foreign, or any agency or political subdivision thereof), Lessee shall pay to Lessor or its Assignee within thirty (30) days after such loss, destruction, theft, taking or damage, a sum equal to the Stipulated Value stated in Exhibit “B” hereto, plus an amount equal to any accrued rental payments due hereunder, plus all other sums payable under this Lease (including, but not limited to, the sums payable under any indemnity provisions). The occurrence of any of the above-identified incidents shall be deemed as a “Total Loss” of the Aircraft. Any nonpayment of insurance proceeds that may be due hereunder will not excuse Lessee from its obligation to pay Lessor as set forth hereinabove.

10.3	To the extent that the loss, destruction, theft, taking or damage described in Article 10.2 is covered by insurance, all proceeds of such insurance shall be first applied by Lessor toward satisfaction of the payments required to be made to Lessor or its Assignee pursuant to Article 10.2. Upon Lessor’s receipt of payment in full as required under Article 10.2, this Lease shall terminate (if Lessee is not then in default under this Lease) and Lessee shall become entitled to:
(A)	all remaining proceeds of insurance pertaining to the Aircraft, and all rights and ownership in the insurance policies required under this Lease, except as to such policies insuring or covering liabilities of Lessor or any other person named as insured or covered thereby, caused by or arising out of or in connection with any events, matters or circumstances antedating or existing at the time of such termination; and

(B)	all of Lessor’s rights, title, duties and interest with regard to the Aircraft as they exist at the time of such termination, without warranty, express or implied, as to any matter whatsoever.
LESSEE’S ACQUISITION OF TITLE TO THE AIRCRAFT SHALL BE “AS IS, WHERE IS, AND WITH ALL FAULTS”. FOLLOWING TRANSFER OF TITLE TO LESSEE, LESSOR SHALL NOT THEREAFTER BE LIABLE FOR ANY GENERAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES FOR LOSS OF USE, LOSS OF PROFITS OR DIMINUTION OF MARKET VALUE, OR ANY DAMAGES CLAIMED BY THE LESSEE OR ANY OTHER PERSON OR ENTITY UPON THE THEORIES OF NEGLIGENCE OR STRICT LIABILITY IN TORT.

Following Lessor’s transfer of title to Lessee, Lessee shall release, indemnify and hold Lessor harmless, together with its insurers, directors, officers, agents, employees and stockholders, from any and all claims, suits, litigations, judgments, costs, expenses, losses or damage whatsoever, including reasonable attorneys’ fees and expenses, arising out of or relating to any deaths, personal injury, sickness or condition, loss or destruction of property, and/or any loss of the time, or use of the Aircraft or other equipment, or loss of time of employment of persons in respect to any claimed loss, injury or damage for which liability might be imposed under any of the laws of any jurisdiction by reason of an accident involving the Aircraft.

Lessor and Lessee agree to deliver such duly executed instruments as may be required to accomplish the foregoing.

10.4	If the Aircraft or any part or component thereof shall suffer any loss, destruction, theft, taking or damage, other than as set forth in Article 10.2 above, Lessee shall at its own expense promptly restore the Aircraft to a good and safe and airworthy condition, repair and working order, including, without limitation, replacing all equipment, parts or components of the Aircraft as shall have been lost, destroyed, stolen, taken or damaged with Manufacturer approved equipment, parts or components of equal or greater value. After any such repairs or replacements are completed, Lessee shall certify to Lessor that the Aircraft has been inspected by an FAA-authorized Inspector and has in effect a current FAA Certificate of Airworthiness. All insurance proceeds paid to Lessor as a result of such damage, pursuant to 9.1(A) and (B) hereof shall be available to reimburse

Lessee for the reasonable costs of all required repairs, provided that no “Event of Default” (reference Article 13) has occurred and is continuing.

10.5	No loss, destruction, theft, taking of or damage to the Aircraft, however occurring and whether or not the same is covered by insurance, shall relieve Lessee of any of its obligations under this Lease.
ARTICLE 11: GENERAL INDEMNITIES
11.1	Lessee shall exonerate and indemnify Lessor, its officers, employees, representatives, insurers, agents and assigns, against and hold them harmless from, any and all claims, actions, suits, proceedings, losses, judgments, damages and liabilities (including reasonable attorneys’ fees) and all other costs and expenses in connection therewith or incident thereto, for death or injury to any person (other than Lessor or Lessor’s employees) whomsoever, and for any loss or damage to, or destruction of, any property whatsoever, caused by or arising out of, or in any way connected with or resulting from:
(A)	the Aircraft or any property or persons aboard or connected with the Aircraft;

(B)	the manufacture, acquisition, selection, delivery, possession, use, condition, operation, storage, maintenance, servicing, repair or return of the Aircraft, at any time during the Lease Term; and

(C)	strict liability in tort relating to the Aircraft, provided that Lessee shall have no obligation to indemnify Lessor for any acts or omissions on the part of the manufacturer of the Aircraft or any of its parts or components.
11.2	LESSEE HEREBY AGREES TO RELEASE, PROTECT, INDEMNIFY AND HOLD LESSOR HARMLESS, TOGETHER WITH ITS OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS AND INSURERS, FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, SUITS, PROCEEDINGS, JUDGMENTS, COSTS, FINES, EXPENSES, LOSSES, DAMAGES AND LIABILITIES WHICH IN ANY MANNER RELATE TO OR ARISE OUT OF THE INJURY OR DEATH OF ANY PERSON, OR DAMAGE TO OR LOSS OF PROPERTY, OCCASIONED BY OR RESULTING FROM (A) ANY ACCIDENT OR FAILURE OF THE AIRCRAFT OR ANY OF ITS EQUIPMENT WHICH OCCURS AT ANY TIME DURING WHICH LESSEE OWNS AND/OR OPERATES THE AIRCRAFT, (B) ANY ACTS OR OMISSIONS OF LESSEE IN THE INSPECTION, REPAIR, MAINTENANCE, SERVICING OR OPERATION OF THE AIRCRAFT, AND (C) ANY ACTS OR OMISSIONS OF LESSEE IN FULFILLING THE WARRANTIES AND COVENANTS STIPULATED IN THIS AGREEMENT.

11.3	With respect to causes of action accruing during the Lease Term, the indemnities specified above in Article 11.1 shall remain in full force and effect notwithstanding the expiration or other termination of this Lease.

ARTICLE 12: LICENSES, CERTIFICATES, PERMITS, FEES AND TAXES
12.1	Lessee shall, at its sole expense, procure and maintain in effect all licenses, certificates, permits and other approvals and consents required by any municipal, state, federal or foreign laws and regulations in connection with the possession, use and operation of the Aircraft. Lessee shall pay promptly when due all registration, title, license, landing, toll, permit and certificate fees, all assessments, sales, use, gross receipts, property and any and all other taxes or other charges of whatever nature (hereinafter collectively called “impositions”) and by whomever payable (except federal or state taxes levied on Lessor’s net income), now or hereafter imposed by any state, federal, local or foreign governmental authority upon any use, ownership, rental, shipment, transportation, delivery or operation of the Aircraft or upon or measured by any payments due hereunder.

12.2	If any such impositions and any penalties or interest thereon shall be paid by Lessor or if Lessor is required to collect and pay any thereof, Lessee shall, upon demand by Lessor, promptly reimburse Lessor for such sums and for any expenses incurred therein, and any such payment made by Lessor for Lessee shall not relieve Lessee from its obligation to pay all such impositions as provided hereunder.
ARTICLE 13: DEFAULT AND REMEDIES
13.1	An “Event of Default” shall be deemed to occur if:
(A)	Lessee fails to pay when due any monthly rental payment or any other sum payable to Lessor under this Lease or under any other lease or promissory note between Lessor and Lessee, if such failure continues for a period of five (5) days after Lessor has given Lessee notice of such failure;

(B)	An “Event of Default” should occur under the Third Restructuring Agreement or any lease agreement, purchase agreement, promissory note and/or security agreement between Lessor and Lessee, whether currently in existence or executed subsequent hereto, if such failure continues for a period of thirty (30) days after Lessor has given Lessee notice of such failure;

(C)	Lessee fails to perform or observe any material covenant, warranty, condition, obligation or agreement to be performed, honored or observed by it hereunder, if such failure continues for a period of seven (7) days after Lessor has given Lessee notice of such failure;

(D)	any carrier of insurance cancels or reduces coverage under any policy of insurance required hereunder or determines that Lessee is an uninsurable risk at standard rates;

(E)	Lessor determines that any material warranty or representation of Lessee herein was untrue when made;

(F)	Lessee’s Air Carrier Certificate (reference Article 1.3) is revoked or suspended for any reason;

(G)	Lessee ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due or such fact is determined in a judicial proceeding, files a voluntary petition in bankruptcy, has a petition in bankruptcy filed against it, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation, or files an answer admitting the material allegations of a petition filed against it in any such proceedings, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its assets or properties, or if it or the holders of its Common Stock shall take any action contemplating its dissolution or liquidation (but excluding a filing of technical insolvency with the Internal Revenue Service for income recognition purposes);

(H)	Lessee attempts to sell, transfer, sublet, encumber or part with possession of the Aircraft or any item thereof in breach of this Lease; or

(I)	Lessee is in default under any obligation in excess of $1,000,000 which it has for the payment of money to any person or entity.

(1)	Lessee fails to comply with the terms of the Standard Aero Agreement.
13.2	Upon the occurrence of any Event of Default, Lessor may elect to declare this Lease to be in default and immediately take one or more of the following actions:
(A)	proceed by appropriate court action or actions either at law or in equity to enforce performance by Lessee of the applicable covenants and terms of this Lease or to recover from Lessee any and all damages or expenses which Lessor shall have sustained by reason of Lessee’s default under this Lease or on account of Lessor’s enforcement of its remedies hereunder;

(B)	terminate Lessee’s rights under this Lease, whereupon Lessee, at Lessee’s sole cost and expense, shall cause the Aircraft to be delivered to Lessor in accordance with Article 14;

(C)	declare all rentals and other sums payable by Lessee under this Lease immediately due and payable;

(D)	take possession of the Aircraft, whereupon Lessee’s right to the possession of the Aircraft shall terminate.
13.3	In the event of any such repossession as provided above in Article 13.2, Lessor may either lease the Aircraft or any portion thereof on such terms and to such persons as Lessor may elect, or sell the Aircraft or any portion thereof at public or private sale, following commercially reasonable notice of sale, but without presence of the Aircraft at the place of sale. If the Aircraft is leased, sold or otherwise disposed of pursuant to this Article 13.3, Lessee shall be liable to Lessor for and Lessor may recover from Lessee, as liquidated damages for the breach of this Lease and not as a penalty, the amount by which the proceeds of such lease, sale or disposition (less the expense of retaking, repairing, refurbishing, storing, servicing, flight testing, demonstrating, leasing, selling or otherwise disposing of the Aircraft) is less than the sum of:
(A)	all due and unpaid monthly rental payments for the Aircraft through the date of repossession;

(B)	the applicable fair market value of the Aircraft (in the event that the Aircraft is sold pursuant to this Article 13.3);

(C)	an amount equal to all accrued impositions and other amounts payable hereunder by Lessee with respect to the Aircraft;

(D)	all costs, expenses, losses and damages incurred or sustained by Lessor by reason of Lessee’s default hereunder; and

(E)	interest at one and one-half percent (1-1/2%) per month on each of the foregoing and on all sums not paid when due under any provision of this Lease. If on the date of such termination or repossession the Aircraft has been lost, destroyed, stolen, taken or damaged, or is subject to any levy, seizure, assignment, imposition, application for sale for or by any creditor or governmental agency, Lessee shall also be liable to Lessor for the amounts specified in Article 10, less the amount of any insurance recovery received by Lessor in connection therewith. Lessee hereby waives any and all rights to notice and to a judicial hearing with respect to the repossession of the Aircraft by Lessor in the event of a default hereunder by Lessee. Lessee also expressly waives any damages occasioned by Lessor’s taking of possession of the Aircraft as provided above in Article 13.2.
13.4	No right or remedy conferred upon or reserved to Lessor by this Lease shall be exclusive of any other right or remedy herein or provided by law or at equity. All rights and remedies conferred upon Lessor by this Lease or by law shall be cumulative and in addition to every other right and remedy available.

13.5	In the event of any Event of Default, Lessee will pay to Lessor a reasonable sum for attorneys’ fees and such costs and expenses as shall have been incurred by Lessor in the enforcement of any right or privilege hereunder.
ARTICLE 14: RETURN OF AIRCRAFT
14.1	Unless the Aircraft has been sold to Lessee, upon the expiration or termination of this Lease, Lessee will, unless a loss or damage to the Aircraft has occurred, at its expense: (i) redeliver the Aircraft and Aircraft Documents to Lessor at the Lessor’s facility in Wichita, Kansas or such other location agreeable to Lessor; (ii) cause the Aircraft and all records, logs, technical data and mandatory manuals relating to the maintenance and operation of the Aircraft to satisfy and comply with all the provisions of Article 14.2; (iii)

cause the Aircraft to be free and clear of all security interests and liens (other than liens caused by Lessor); and (iv) cause the following items relating to the Aircraft to be delivered to Lessor:
(A)	All records of maintenance, preventative maintenance, alterations and major repairs;

(B)	All airframe and engine logbooks endorsed for current total time and cycles for the airframe, total time and cycles for each engine and an entry for total time and cycles since overhaul and hot section inspection for each engine. The airframe logbook must include all appropriate endorsements (i.e. maintenance releases) verifying that the avionics have been periodically tested and inspected in accordance with all applicable provisions of the FAR requirements and Lessee’s Maintenance Program;

(C)	A current written summary certified by an FAA-licensed mechanic listing the status of all applicable Airworthiness Directives, Mandatory Service Bulletins, and Service Bulletins for the airframe, engines and appliances;

(D)	A written summary certified by an FAA-licensed mechanic of the current status of life limited and/or overhauled components for the airframe, engines (in accordance with the Manufacturer’s recommended intervals), engine accessories and appliances as defined in the most current revision(s) of all Manufacturers’ maintenance publications applicable to the Aircraft.
In addition, Lessee must provide the following documentation and data for each component having an overhaul or inspection requirement of life limit, which components are identified in pertinent sections of Lessee’s Maintenance Program applicable to the Aircraft as follows: (i) an airworthiness release certificate or maintenance release tag, (ii) the vendor work order or copy thereof verifying the details of each component overhaul, and (iii) an appropriate record certifying the date and expended time status of the component when installed (i.e. copy of log or inspection squawk card). The three items identified in the preceding sentence must be properly organized and provided on board the Aircraft at the time it is returned to Lessor in order for the Aircraft to satisfy the requirements of this Article 14.

To the extent not covered above, Lessee will also deliver to Lessor all work cards, computerized maintenance history, component serviceability tags, STCs, 337s, NDT radiographs, maintenance manuals, structural repair manuals, flight manuals, and crew manuals in an acceptable media, including CD-ROM. All manuals (other than those purchased independently by Lessee) or other documents delivered to Lessor which are subject to periodic revision will be fully up-to-date and current to the latest revision standard of any particular manual or document. If the Aircraft is on a computerized maintenance program, such program will be up-to-date in accordance with the Manufacturer’s recommended maintenance schedule and fully assignable to Lessor at redelivery.

Lessee acknowledges that each of the items described above must be provided to Lessor upon return of the Aircraft, regardless of whether Lessee has conducted its periodic inspections of the Aircraft pursuant to pertinent sections of Lessee’s Maintenance Program or in accordance with an inspection program approved by the FAA. Lessee hereby expressly waives its right of objection to the right of Lessor under this Agreement to demand redelivery of the Aircraft and logbooks upon an Event of Default being notified by Lessor to Lessee.

14.2	Upon the expiration or termination of this Lease, the Aircraft will comply with each of the following provisions at the time it is delivered to Lessor:
(A)	General Conditions
(1)	The Aircraft will be in an airworthy and fully serviceable condition with all systems fully functional and operational. The Aircraft will have no airworthiness or safety of flight discrepancies, and no carry-over or deferred defects of any kind in existence.

(2)	The Aircraft will comply with the Manufacturer’s original specifications and have installed the full complement of engines and other equipment, parts, accessories and loose equipment as installed in the Aircraft at delivery to Lessee. Any aircraft system added or modified by supplemental modification action will also be fully operational and functional.

(3)	The Aircraft will have a current FAA Certificate of Airworthiness. In this regard, the Certificate of Airworthiness will be currently validated by appropriate entries duly executed by currently licensed FAA inspectors in all applicable logbooks for the Aircraft. Lessee will be solely responsible for all costs and expenses incurred in obtaining the Certificate of Airworthiness, including but not limited to, all aircraft inspections required for issuance of the Certificate of Airworthiness.

(4)	The Aircraft will be current and in complete compliance with the Manufacturer’s recommended Maintenance Program (ref. FAR 91.409M{31), specifically including all applicable Manufacturer’s recommended maintenance schedules for the airframe, engines, propellers and avionics. The Aircraft will be in complete compliance with all requirements of the FAA. All of the Aircraft’s maintenance will be signed off in accordance with the regulations of the FAA and the above designated inspection program.

(5)	All of the Aircraft’s airframe, engine (including hot section inspections), propeller and avionic component overhaul periods, mandatory life limitations and other specifications will be complied with pursuant to the applicable Manufacturer’s recommended maintenance schedule. All life limited items listed in the applicable Manufacturers Maintenance Manuals will have fifty percent (50%) life remaining at the time of return acceptance. If Lessor originally delivered the Aircraft to Lessee with any life limited items having less than fifty percent (50%) of life remaining, then, with respect to such items, Lessee shall only be obligated to return the limited life items with life limit remaining at least equivalent to when received. For any life limited component having less than fifty percent (50%) life remaining, Lessee will either (a) replace such life limited component with a life limited component of like kind which meets the fifty percent (50%) criteria, or (b) pay to Lessor an amount equal to the product of (i) fifty percent (50%), less the percentage which equals the amount of the remaining life of the life limited component at the time the Aircraft is returned, multiplied by (ii) Lessor’s overhaul cost for such life limited component as if the same had to be overhauled at the time of return. Lessee will provide evidence of the above to Lessor, such evidence to include “yellow” tags, release certificates, certificates of conformance or other such documentation verifying the origin and condition of components at installation. A serial number verification of all components will be performed. In the event documentation does not exist to verify the origin and condition of components at installation, Lessee will overhaul and/or replace all such components with components in a zero-time or fully overhauled condition.

(6)	All Airworthiness Directives, Mandatory Service Bulletins and other mandatory orders issued by the FAA or the Manufacturer affecting the Aircraft’s airframe, engines, propellers and avionics which exist at the time of return will be fully complied with and satisfied.

(7)	A complete One through Six Phase Inspection (specifically including engine hot section inspections) will have been performed on the Aircraft by an FAA authorized CRS (or person holding a current FAA Inspector Authorization) acceptable to Lessor immediately preceding redelivery in the manner stipulated in the Manufacturer’s recommended Maintenance Program with all discrepancies discovered corrected by Lessee.

(8)	The Aircraft will have installed all applicable vendors’ and manufacturer’s service bulletin kits received free of charge by Lessee that are appropriate for the Aircraft. If these optional service bulletin kits have not been installed, they must be returned with the Aircraft.

(9)	The Aircraft will have all signs and decals clean, secure and legible.

(10)	The Standard Aero Agreement and all of Lessee’s obligations thereunder will be current in all respects and fully assignable to Lessor. Lessee’s compliance with the Standard Aero Agreement shall be deemed to satisfy the engine return conditions otherwise applicable above.
(B)	Fuselage, Windows and Doors (exclusive of manufacturer’s defects)

(1)	The fuselage will be free of major dents and abrasions, and patches with loose, pulled or missing rivets.

(2)	The windshield will be free of cracks. Any delamination must be approved by Raytheon Airline Aviation Services’ Customer Support. Windshield heat must be operational.

(3)	The cabin side windows will be free of delamination, warpage, blemishes, crazing and will be properly sealed.

(4)	The doors will be free moving, correctly rigged and be fitted with serviceable seals.

(5)	Any and all structural repairs on the Aircraft will be permanent in nature and fully in accordance with the Manufacturer’s guidelines and will be approved where necessary by FAA documentation. Where possible, new repairs to the fuselage skin panels will be executed by means of “flush or insert” repair methods.
(C)	Wings and Empennage
(1)	The leading edges will be free from damage, normal wear and tear excepted.

(2)	The wings will be free of fuel leaks.
(D)	Interior
(1)	The ceiling, sidewalls and bulkhead panels will be clean and free of cracks and stains.

(2)	All seat covers will be in good condition, clean and free of stains and meet applicable FAR fire regulations (burn certifications), normal wear and tear excepted.

(3)	All seats will be serviceable, in good condition and recovered as necessary, normal wear and tear excepted.

(4)	All emergency equipment having a calendar life will have a minimum of one (1) year or 100% of its total approved life, whichever is less, remaining.
(E)	Cockpit
(1)	The fairing panels will be free of stains and cracks, will be clean, secure and repaired as necessary.

(2)	Floor coverings will be clean and effectively sealed.

(3)	The seat covers will be in good condition, clean and free of stains and will conform to applicable FAR fire regulations (bum certifications), normal wear and tear excepted,

(4)	Seats will be serviceable, in good condition and will be recovered as necessary, i.e. if condition of the seat covers exposes seat cushions.
(F)	Cargo Compartments
(1)	All panels and cargo nets will be in good condition.
(G)	Landing Gear
(1)	The landing gear and wheel wells will be clean, free of leaks and repaired as necessary.
(H)	Corrosion
(1)	The Aircraft will have been inspected and treated with respect to corrosion as defined in FAA Advisory Circular AC43-4A, Corrosion Control for Aircraft. Reference 1900C Structural Repair Manual for repairs.
(I)	Miscellaneous
(1)	The Aircraft will not have incurred any reduction of the specified fatigue life or require additional maintenance inspections over and above that determined by the Aircraft Manufacturer.

(2)	The Weight and Balance Schedule and Equipment List will be current and represent the Aircraft’s current configuration at the time of return.

(3)	The Aircraft will not be accepted, flight tested or undergo inspection by Lessor with a rental engine(s) installed.

(4)	Physical redelivery condition of the Aircraft relating to paint, seat covers, carpet, tires and brakes shall be subject to normal wear and tear conditions.
14.3	Immediately prior to redelivering the Aircraft, Lessee will make the Aircraft available to Lessor for inspection (“Final Inspection”) in order to verify that the condition of the Aircraft complies with this Lease. All costs in connection with the Final Inspection (except for Lessor’s own inspectors’ salaries, travel expenses and other out-of-pocket expenses) will be for the account of Lessee. The Final Inspection will be long enough to permit Lessor to:
(A)	Inspect the aircraft, engine and propeller logbooks, and maintenance records;

(B)	Inspect the Aircraft and uninstalled parts;

(C)	Inspect each engine, including without limitation, a full horoscope and a full maintenance manual power assurance engine test run; and

(D)	Observe a one-hour demonstration flight (with Lessor’s representatives as onboard observers).
14.4	To the extent that, at the time of Final Inspection, the condition of the Aircraft or an Engine does not comply with this Lease, Lessee will at its option:
(A)	Immediately rectify the non-compliance and to the extent the non-compliance extends beyond the expiration of the Lease, the Lease Term will be automatically extended and this Lease will remain in force until the non-compliance has been rectified; or

(B)	Redeliver the Aircraft to Lessor and indemnify Lessor, and provide to Lessor’s satisfaction, cash as security for the indemnity, against the cost of putting the Aircraft or Engine (as the case may be) into the condition required by this Lease.
14.5	Provided Lessee has complied with its obligations under this Lease, following redelivery of the Aircraft by Lessee to Lessor, Lessor will deliver to Lessee an acknowledgment confirming that Lessee has redelivered the Aircraft to Lessor in accordance with the Lease. Lessor reserves the right to claim restitution for hidden damages (exclusive of Manufacturer’s defects) which were caused by or which should have been reasonably discovered by Lessee due to its operation of maintenance of the Aircraft, but which could not be detected during the Aircraft return inspection process noted in Articles 14.3 and 14.4.

14.6	Lessee’s Maintenance Program
(A)	Prior to the expiration or termination of the Lease and upon Lessor’s request, Lessee will provide Lessor or its agent reasonable access to Lessee’s Maintenance Program and the logbooks and maintenance records in order to facilitate the Aircraft’s integration into any subsequent operator’s fleet;

(B)	Lessee will, if requested by Lessor to do so, upon return of the Aircraft, deliver to Lessor a certified, true, current and complete copy of Lessee’s Maintenance Program, provided that Lessor shall not disclose any such program to a third party without Lessee’s prior written consent or a court order directing such disclosure.
ARTICLE 15: ASSIGNMENTS AND BENEFITS
15.1	This Lease may be assigned by Lessor, at its sole discretion and at any time, either in whole or in part, upon written notice to Lessee.

15.2	This Lease may be assigned by Lessee, either in whole or in part, but only with the prior written consent of Lessor, given or withheld in Lessor’s sole discretion.

15.3	The Aircraft leased hereunder may be subleased or rented by Lessee to another party, but only with the prior written consent of Lessor, given or withheld in Lessor’s sole discretion.

15.4	Notwithstanding any assignment, sublease or rental by Lessee pursuant to Article 15.2 or 15.3 hereof, Lessee shall continue to be primarily responsible hereunder, both jointly and severally, with any consented to assignee, sublessee or renter.

15.5	This Lease shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

15.6	Subject to Lessee’s rights of possession of the Aircraft as long as no Event of Default has occurred and is continuing, Lessor may subject the Aircraft to the security interests of a lender to Lessor or otherwise subordinate the Lease to any financing agreement, and may provide the benefit of this Lease to such lender as security for Lessor’s obligations to its lenders. Lessee agrees to cooperate in all reasonable respects with Lessor and Lessor’s lender with regard to such subordination, security interest or other financing agreement, and to execute such documentation as may reasonably be requested by Lessor or by Lessor’s lender in connection therewith. Without limiting the foregoing, Lessee agrees upon the request of Lessor, from time to time, to execute a written certificate certifying the following points:
(A)	that the Lease has not been modified and remains in full force and effect; or, if the Lease has been modified, what the modifications are and that the Lease as so modified remains in full force and effect;

(B)	stating the date to which the monthly rental payments and other charges have been paid;

(C)	acknowledging that to the knowledge of Lessee there are no uncured defaults on the part of Lessor under the Lease; or, alternatively, specifying any such default claimed by Lessee; and

(D)	acknowledging that Lessee has no claims against Lessor under the Lease; or, alternatively, specifying any such claims that Lessee has against Lessor.
ARTICLE 16: NOTICES
16.1	Any formal notice required or allowed hereunder shall be deemed sufficiently given if personally delivered or sent by certified mail (return receipt requested) or telefacsimile to the party to whom said notice is to be given. Notices sent by certified mail, return receipt requested, shall be deemed to be served seventy-two (72) hours after the date said notice is postmarked to the addressee, postage prepaid. Notices sent by telefacsimile shall be deemed to have been served on the day sent.

16.2	Until changed by written notice given by either party to the other, the addresses of the parties shall be as follows:

(A)	The Lessor:

Raytheon Aircraft Credit Corporation Attn: President 101 South Webb Road, Suite 300 Wichita, Kansas 67207 Telefacsimile: (316) 676-6975

(B)	The Lessee:

Gulfstream International Airlines, Inc. Attn: President 1815 Griffin Road, Suite 400 Dania, Florida 33004 Telefacsimile: (954) 266-3030
16.3	The designated addresses of both parties must be located within the United States of America.
ARTICLE 17: LESSEE’S REPRESENTATIONS, WARRANTIES AND COVENANTS
17.1	Lessee represents, warrants and covenants to Lessor each of the following:
(A)	Lessee is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and is duly qualified and authorized to do business wherever the nature of its activities or the ownership of its properties require such qualification and authorization.

(B)	Lessee has the full power, authority and legal right to execute, deliver and perform the terms of this Lease. This Lease has been duly authorized by all necessary corporate action of Lessee and constitutes a valid and binding obligation of Lessee, enforceable in accordance with its terms.

(C)	There is no law, nor any charter, bylaw or preference share provision of Lessee, nor any provision in any existing mortgage, indenture, contract or agreement binding upon Lessee, which would be contravened by the execution, delivery or performance by Lessee of this Lease.

(D)	No consent of the shareholders or of any trustee or holder of any indebtedness of Lessee is or will be required as a condition to the validity of this Lease or, if required, all such consents have been duly obtained and certified copies thereof shall be delivered to Lessor.

(E)	No registration with, or approval of, any governmental agency or commission is necessary for the execution, delivery or performance by Lessee of the terms of this Lease or for the validity hereunder; or, if required, all such registrations and approvals have been duly made or obtained and certified copies thereof shall be delivered to Lessor.

(F)	There are no outstanding or unpaid judgments against Lessee, with the exception of those already disclosed to Lessor, and there is no action or proceeding pending or, insofar as Lessee knows, threatened against Lessee before any Court or administrative agency which in Lessee’s reasonable opinion might have any material adverse effect on the business, condition or operations of Lessee except as disclosed by Lessee to Lessor at time of execution of this Lease.

(G)	Lessee is the holder of Air Carrier Certificate No. GUUA428B issued pursuant to 14 CFR §121/135, or other such certificates that may be deemed to replace the aforementioned certificate by the FAA.
17.2	Throughout the Lease Term, Lessee shall furnish to Lessor such financial reports and information concerning Lessee and its business operations as Lessor may from time to time request.
ARTICLE 18: DISPUTES
18.1	In the event any dispute, claim or controversy arising under or in connection with this Lease results in litigation between Lessor and Lessee, then the successful party in the litigation shall be entitled to recover its reasonable attorneys’ fees in prosecuting and/or defending the litigation.
ARTICLE 19: MISCELLANEOUS
19.1	This Lease may not be amended except in writing signed by duly authorized representatives of both parties.

19.2	Any forbearance or indulgence by Lessor hereunder shall not constitute a waiver of any of Lessor’s rights or remedies.

19.3	Any provision of this Lease which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition; however, such unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19.4	Time is of the essence with respect to all of the provisions of this Lease.

19.5	The headings to the various Articles herein are for convenience only and do not define or limit the terms thereof.

19.6	If Lessee fails to pay or perform any obligations payable or performable under this Lease, Lessor may, at its option, cure such failure at Lessee’s expense.

19.7	THIS LEASE IS MADE AND ENTERED INTO IN THE STATE OF KANSAS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS. THE PARTIES AGREE THAT ANY LEGAL PROCEEDING BASED UPON THE PROVISIONS OF THIS LEASE SHALL BE BROUGHT IN EITHER THE UNITED STATES DISTRICT COURT FOR THE

DISTRICT OF KANSAS AT WICHITA, KANSAS, OR IN THE STATE DISTRICT COURT (EIGHTEENTH JUDICIAL DISTRICT) OF SEDGWICK COUNTY, KANSAS, TO THE EXCLUSION OF ALL OTHER COURTS. THE PARTIES CONSENT AND AGREE TO BE SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS IN ANY SUCH PROCEEDINGS.

19.8	This Lease constitutes the entire agreement between and among the parties with respect to the subject matter hereof. All Exhibits attached to this Lease are hereby incorporated as an integral part of this Lease. There are no verbal understandings, agreements, representations or warranties between the parties which are not expressly set forth herein. This Lease supersedes and merges all prior agreements and understandings between the parties, both written and oral.

19.9	This Lease and the Exhibits attached hereto are confidential between Lessor and Lessee. The terms and conditions set forth herein may not be disclosed in any fashion, either in whole or in part, to any third party (excluding governmental authorities and the disclosing party’s legal counsel, financial institution and accountants) unless the party desiring to make such disclosure first obtains the express written approval of the other party.
ARTICLE 20: EARLY TERMINATION OPTION
20.1	Subject to the terms of the Third Restructuring Agreement, at any time after September 1, 2003 until November 30, 2004, so long as no Event of Default then exists and is continuing, Lessee, at its option and without penalty, may elect to return the Aircraft to Lessor as one (1) of the three (3) Returned Aircraft referred to in the Third Restructuring Agreement. Lessee shall continue to be liable for all payments on and other obligations with respect to the Aircraft until returned to Lessor with Lessee having satisfied all necessary return conditions (as defined in Article 14 of this Lease). Lessee shall notify Lessor in writing at least thirty (30) days in advance of its intent to return the Aircraft. Such notice shall specify the Aircraft (airframe, aircraft engines and propellers by serial number) to be returned and the prospective return date.

20.2	Lessee’s exercise of this return option is subject to the following conditions: (A) Lessee must not be in default or breach of this Lease or any other lease, note or obligation owed to Lessor, and (B) the Aircraft shall be returned to the Lessor in accordance with the provisions of Article 14 of the Lease Agreement.
ARTICLE 21: OPTION TO PURCHASE
21.1	Subject to the terms of the Third Restructuring Agreement, the parties agree that Lessee may, at its option, purchase the Aircraft during the term of the Lease Term for the higher of (i) the Stipulated Loss Value (indicated in Exhibit “B” attached hereto) at the time Lessee chooses to exercise such option, and (ii) the Fair Market Value of the Aircraft. The term “Fair Market Value” as used herein shall mean the value of the Aircraft as determined by an independent third party appraiser to be selected consensually by Lessor and Lessee. In the event Lessor and Lessee cannot agree on such party, Lessor and Lessee shall each select an appraiser and then such appraisers shall together select a mutually acceptable third party appraiser who shall determine the fair market value of the Aircraft at issue based on the then current retail value reflecting an “arms length” sale.
ARTICLE 22: GROUNDING OF AIRCRAFT
22.1	Subject to the terms of the Third Restructuring Agreement, during either Lessee’s calendar year 2003 or calendar year 2004, after and upon delivery of thirty (30) days’ prior written notice to Lessor, Lessee may elect to ground the Aircraft as one (1) of eight (8) Grounded Aircraft referred to in the Third Restructuring Agreement during the months of September, October and November. During such period, Lessee will not be obligated for monthly rental payments on the Aircraft. Lessee shall be prohibited from using the grounded Aircraft in scheduled services, provided that in the event that another of Lessee’s aircraft is down for maintenance during the time the Aircraft is grounded, Lessee may, with the written consent of Lessor, which consent shall not be unreasonably withheld, utilize the grounded Aircraft in the place of the aircraft that is down for maintenance at a usage fee of $150.00 per flight hour. Lessee may substitute the Grounded Aircraft with another aircraft subject to providing at least a 30-day notice of such substitution. Lessee shall keep the Aircraft on its operating certificate and shall continue to insure the Aircraft during the period grounded. Additionally, during the period grounded, the engines related to the Aircraft will be maintained pursuant to the terms of the Standard Aero Agreement and Lessee shall perform the minimum maintenance program set forth in the Third Restructuring Agreement, at its own cost.
IN WITNESS OF the mutual promises, covenants and agreements set forth above, the parties have caused their duly authorized officers to execute this Lease at Wichita, Kansas, on the date and year indicated below.

RAYTHEON AIRCRAFT CREDIT CORPORATION

By:	Andrew Matthews

Andrew Matthews, President

Date of Execution: 8/8/03

“Lessor”

GULFSTREAM INTERNATIONAL AIRLINES, INC.

By:	David Hackett

David Hackett, President

Date of Execution: 8/8/03

“Lessee”

Exhibit A
Schedule of Rental Payments
     This Schedule of Rental Payments is based upon an Eighty-four (84) month operating lease. The “Rental Commencement Date” shall be defined as ___, 2003. The first (1st) Monthly Rental Payment hereunder shall be due and payable by Lessee to Lessor in arrears Thirty (30) days following the Rental Commencement Date. The Monthly Rental Payments due thereafter shall be due and payable in arrears to Lessor on the same day of each subsequent calendar month.

Month During Lease Term	Amount of Monthly Payment
[*]

Exhibit B
Stipulated Aircraft Value
[*]

EXHIBIT C
Certificate of Final Acceptance
This Acceptance Certificate is delivered on the date set out below by Gulfstream International Airlines, Inc. (Lessee”) to Raytheon Aircraft Credit Corporation (“Lessor”) pursuant to the Operating Lease Agreement dated               between Lessor and Lessee (the “Lease”). The capitalized terms used in this Certificate shall have the meaning given to such terms in the Lease.
1. DETAILS OF THE ACCEPTANCE
Lessee hereby confirms to Lessor that Lessee has, at ___o’clock on this ___day of ___, at Dania, Florida, accepted the following, in the condition required and in accordance with the provisions of the Lease:

(a)	Aircraft:	Beechcraft 1900D Airliner Serial Number: UE-137 FAA Registration No.: N81533

(b)	Engines: Engine Serial Numbers:	Pratt & Whitney PT6A-67D PCE-114355 PCE-PS0029

(c)	Propellers:	Hartzell, Model HC-B4MP-3A
	Propeller Serial Numbers:	HJ791 HJ691

(d)	Loose Equipment Check List and Manuals & Records:
As per list signed by Lessor and Lessee and attached hereto

(e)	Status:
Aircraft Total Time:

Flight Hour Meter:

Total Cycles:
2.	CONFIRMATION
Lessee confirms to Lessor that as at the time indicated above, being the Delivery:
(a)	the representations and warranties contained in the Lease are hereby repeated;

(b)	the aircraft is insured as required by the Lease; and

(c)	Lessee’s authorized technical experts have thoroughly examined and inspected the Aircraft to ensure the aircraft conforms to Lessee’s requirements. The Aircraft is in accordance with the specifications of the Lease and satisfactory in all respects.

3.	IN WITNESS WHEREOF

Lessee has, by its duly authorized representative, executed this Certificate on the date in Paragraph 1 above.

GULFSTREAM INTERNATIONAL AIRLINES, INC.

By:

Print Name:

Title:

AMENDMENT NO.    1    TO AIRCRAFT LEASE AGREEMENT
COVERING RAYTHEON AIRCRAFT COMPANY 1900D
WITH REGISTRATION N81533 (AIRCRAFT)
(SUBSTITUTION AGREEMENT)
     This AMENDMENT NO.   1   to AIRCRAFT LEASE AGREEMENT made and entered into this        23rd        day of          May         , 2005, by and between     RAYTHEON AIRCRAFT CREDIT CORPORATION        (“Lessor”) and     GULFSTREAM INTERNATIONAL AIRLINES, INC.    (“Lessee”).
WITNESSETH:
     WHEREAS, Lessor and Lessee entered into a Lease Agreement dated   August 7, 2003  , which was recorded by the Federal Aviation Administration (the “FAA”) on    November 6, 2003   , as Conveyance No. T073659.
     WHEREAS, the parties desire to amend the Lease Agreement to substitute the description of the equipment as described on Exhibit “B” attached hereto (the “New Equipment”) for purchase under the Lease Agreement and to terminate the Lease Agreement with respect to the Original Equipment (Exhibit “A”).
     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, Lessor and Lessee hereby agree as follows:
     1. The Lease Agreement are hereby amended so as to terminate that portion of the Lease Agreement with respect to the Original Equipment (Exhibit “A”) and to substitute the New Equipment (Exhibit “B”), effective upon the recordation of the Amendment pursuant to Title 49 of the United States Code.
     2. The parties hereby terminate the Lease Agreement with respect to the Original Equipment (Exhibit “A”), effective upon the recordation of this Amendment pursuant to Title 49 of the United States Code.
     3. Lessor delivers to Lessee, and Lessee accepts from Lessor under the Lease Agreement the New Equipment (Exhibit “B”).
     4. Lessee hereby confirms to Lessor that the Lessee has accepted the New Equipment (Exhibit “B”) for the purpose hereof and of the Lease Agreement.
     5. Except as amended hereby, the Lease Agreement are and shall remain in full force and effect and unchanged.
     6. This amendment shall bind and inure to the benefit of the Lessor and Lessee and their respective successors and assigns.

     IN WITNESS WHEREOF, the Lessor and Lessee have executed and sealed this with the day and year first above written.

RAYTHEON AIRCRAFT CREDIT CORPORATION

“Lessor”

By:	/s/ Andrew A. Mathews

Andrew A. Mathews
Title: President

GULFSTREAM INTERNATIONAL AIRLINES, INC.

“Lessee”

By:	/s/ Dave Hackett

Dave Hackett
Title: President

EXHIBIT “A’
ORIGINAL EQUIPMENT
1.	One Pratt & Whitney engine, PT6A-67D, bearing Manufacturer’s Serial No. PCE-114355 (which is capable of producing 750 or more rated takeoff horsepower).

EXHIBIT “B”
NEW EQUIPMENT
1.	One Pratt & Whitney Engine, Model No. PT6A-67D bearing Manufacturer’s Serial No. PCE-PS0121 (which is capable of producing 750 or more rated takeoff horsepower).

[RAYTHEON LOGO]	[RAYTHEON ADDRESS]
Tuesday, August 02, 2005
VIA FACSIMILE
Mr. David Hackett
President
Gulfstream International Airlines
1815 Griffin Road, Suite 400
Dania, FL 33004
RE: Lease Letter Amendment
Dear David:
As previously discussed, this letter is to document Raytheon Aircraft Credit Corporation’s (“RACC”) agreement to amend the lease agreements dated August 3, 2003 to provide a temporary rental reduction given the current jet fuel price environment.
Specifically, RACC agrees to amend the leases as follows:
1.	[*]

2.	[*]
Should you have any questions regarding the above issues, please fell free to contact me at 316.676.0639. Otherwise, please indicate your acceptance of these terms and conditions by signing below and returning it to RACC prior to August 15, 2005.

Gulfstream International Airlines	Page 2 of 2
Lease Letter Amendment
Tuesday, August 02, 2005
Best Regards,
/s/ Andrew A. Matews
Andrew A. Mathews
President
Raytheon Aircraft Credit Corporation

Accepted by Gulfstream International Airlines:

By:	/s/ David A. Hackett

Title: President
Date: August 4, 2005